Exhibit 5.4

Consent of Linda Sprigg

The undersigned hereby consents to the use of its name and reference to the written disclosure of the technical report titled “NI 43-101 Report on the Topia Mine Mineral Resource Estimation, as of November 30th, 2013” dated May 9, 2014 with an effective date of November 30, 2013 and any extracts from or a summary of the technical report in the preliminary base shelf prospectus of Great Panther Silver Limited dated October 1, 2014 (including the documents incorporated by reference therein) (the “Prospectus”) and the Registration Statement of Great Panther Silver Limited on Form F-10, October 1, 2014 (the “Registration Statement”).

Date: October 1, 2014

By:

/s/ Linda Sprigg
_______________________________
Linda Sprigg, RPGeo AIG